Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781-224-0880 Fax: 781-224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

ANNOUNCES SENIOR DEBT REFINANCING

WAKEFIELD, MASSACHUSETTS – May 10, 2010 – American Dental Partners, Inc. (NASDAQ: ADPI) announced today that it closed a refinancing of its senior secured indebtedness.

The Company entered into a $180 million senior secured credit facility, which comprises a $100 million revolving line of credit and an $80 million term loan. Borrowings under the new credit facility were used to retire the Company’s existing $130 million senior secured credit facility. The balance of the new facility is available for acquisitions, working capital and other general corporate purposes. At closing, the Company had approximately $93 million of borrowings outstanding under the credit facility.

The new senior secured credit facility matures in May 2014 and includes improved borrowing rates and other financial covenants. At current leverage levels, the Company will borrow at the Eurodollar rate plus a credit spread of 325 basis points, in comparison to the greater of the Eurodollar rate or 200 basis points plus a credit spread of 600 basis points under the retired credit facility. The Company is permitted to make acquisitions of up to $50 million annually, subject to various financial covenants, an increase from $25 million annually under the retired credit facility.

Bank of America, KeyBank and RBS Citizens are lead lenders under the new credit facility and participating lenders include TD Bank, Wells Fargo Bank, Regions Bank and Union Bank of California.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 25 dental group practices, which have 267 dental facilities with approximately 2,252 operatories located in 19 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this press release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively affect the matters herein described, including but not limited to the Company’s risks associated with overall or regional economic conditions, dependence upon affiliated dental practices, contracts the affiliated practices have with third-party payors, government regulation of the dental industry, impact of health care reform, dependence upon service agreements and the impact of any terminations or potential terminations of such contracts, business interruptions, the outcome of pending litigation and the Company’s acquisition and affiliation strategy, which are detailed from time to time in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q.